Exhibit 99.1

SYSCO REPORTS FIRST QUARTER NET EARNINGS OF $287 MILLION AND DILUTED EPS OF $0.49

HOUSTON, November 5, 2012 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week first fiscal quarter ended September 29, 2012.

First Quarter Fiscal 2013 Highlights

•	Sales were $11.1 billion, an increase of 4.7% from $10.6 billion in the first quarter of fiscal 2012, and Sysco’s highest quarter on record.

•	Operating income was $479 million, a decrease of 6.0%, compared to $509 million in last year’s first quarter.

•	Adjusted[1] operating income, which reflects the performance of our underlying business, was $563 million, an increase of 2.0% compared to last year’s first quarter.

•

Diluted earnings per share (EPS) were $0.49, which was 3.9% lower compared to $0.51 in last year’s first quarter. Earnings were impacted by certain items[1], primarily related to severance charges, which equated to a $0.01 negative impact to EPS.

•	Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.58, an increase of 3.6% compared to the prior year period.

“Solid sales growth and effective overall operating expense management contributed to increased adjusted EPS in our underlying business for the quarter. Volume gains drove our top line growth as food cost inflation moderated from the historically high levels experienced in recent quarters,” said Bill DeLaney, Sysco’s president and chief executive officer. “Regarding our multiyear business transformation initiative, we recently achieved a significant milestone by successfully and simultaneously deploying for the first time our new technology platform in two operating companies.”

First Quarter Fiscal 2013 Summary

Sales for the first quarter were $11.1 billion, an increase of 4.7% compared to sales in the same period last year. Food cost inflation was 2.2%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and poultry categories, partially offset by deflation in the dairy category. In

[1]	See Non-GAAP Reconciliations below for more information.

addition, sales from acquisitions (within the last 12 months) increased sales by 0.5%, and the impact of changes in foreign exchange rates for the first quarter decreased sales by 0.3%. Case volume for the company’s Broadline and SYGMA operations combined grew 2.9% during the quarter, including acquisitions, and 2.6%, excluding acquisitions.

Gross profit for the first quarter was $2.0 billion, an increase of 2.9%, compared to the prior year. Operating expenses in the first quarter increased $87 million, or 6.0%, compared to operating expenses in the prior year period. This was due mainly to a $41 million increase in gross business transformation expenses and a $30 million increase in payroll expense. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.2%.

Operating income was $479 million in the first quarter, decreasing $31 million, or 6.0% compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income increased 2.0%.

Net earnings for the first quarter were $287 million, a decrease of $16 million, or 5.3%, compared to the prior year. Diluted EPS in the first quarter of fiscal 2013 was $0.49, which was 3.9% lower compared to last year’s first quarter. Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.58, which was an increase of 3.6% compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $213 million for the first quarter of fiscal 2013, compared to $255 million in the first quarter of fiscal 2012. The decline was primarily related to increased tax payments. Capital expenditures totaled $156 million for the first quarter. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow doubled in the first quarter of fiscal 2013 to $58 million compared to the first quarter of fiscal 2012.

Conference Call & Webcast

Sysco’s first quarter fiscal 2013 earnings conference call will be held on Monday, November 5, 2012, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. The company operates 185 distribution facilities serving over 400,000 customers. For the fiscal year 2012 that ended June 30, 2012, the company generated record sales of over $42 billion. For more information about Sysco visit the company’s Internet home page at www.sysco.com. For investor relations news follow us at www.twitter.com/SyscoStock or download the new Sysco IR App, available on the iTunes App Store and the Google Play Market.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the first quarter of fiscal 2013 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. The success of our business transformation initiatives is subject to the general risks associated with our business, including the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise, inflation risks, the impact of fuel prices, and labor issues. Additionally, certain agricultural areas of the United States experienced severe drought in the summer of 2012, and we may experience increased input costs for a large portion of the products we sell for up to a one year period as a result. Risks and uncertainties also include risks impacting the economy generally, including the risk that the current economic downturn will continue, or that consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food prepared outside the home, may not reverse. Also, there are risks related to our Business Transformation Project, including that the expected costs of our Business Transformation Project in fiscal 2013 may be greater or less than currently expected because we may encounter the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience operating problems, scheduling delays, cost overages or limitations on the extent of the business transformation during the ERP implementation and deployment process; and the risk of adverse effects if the ERP system, and the associated process changes, do not prove to be cost effective or result in the cost savings and other benefits that we anticipate. In fiscal 2011 and fiscal 2012, we took additional time to test and improve the underlying ERP system prior to larger scale development, and these actions caused a delay in the project; we may experience further delays and/or cost overages as we deploy the system on a larger scale. Planned conversions in the coming quarters and the potential acceleration of the rate of conversions is dependent upon the success of current conversions and plans are subject to change at any time based on management’s subjective evaluation of our overall business needs. Other aspects of our business transformation initiatives, including our category management initiative and our cost transformation initiative, may fail to provide the expected benefits in a timely fashion, if at all. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our Business Transformation Project and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. Current projections regarding industry growth may change and growth in the industry is subject to factors beyond our control. Our expectations regarding sales from acquisitions and the timing of acquisitions and related benefits may not occur as expected, if at all. Acquisitions may not close, or may be delayed, because of factors beyond our control, including the need for regulatory approvals. We may not be successful in completing potential acquisitions that are currently in the pipeline and, as such, may not realize the expected benefits from these potential acquisitions. Fuel expense may vary from projections based on fluctuations in fuel costs, which are impacted by general economic conditions beyond our control. In the past, increased fuel prices have significantly increased our costs and reduced consumers’ demand for meals served away from home. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 30, 2012, as filed with the Securities and Exchange Commission and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended
	Sept. 29, 2012	Oct. 1, 2011
Sales	$11,086,916	$10,586,390
Cost of sales	9,083,372	8,638,790

Gross profit	2,003,544	1,947,600
Operating expenses	1,524,762	1,438,260

Operating income	478,782	509,340
Interest expense	30,868	29,474
Other expense (income), net	(2,477)	250

Earnings before income taxes	450,391	479,616
Income taxes	163,793	176,963

Net earnings	$286,598	$302,653

Net earnings:
Basic earnings per share	$0.49	$0.51
Diluted earnings per share	0.49	0.51
Average shares outstanding	587,757,832	592,003,631
Diluted shares outstanding	589,838,819	593,449,101
Dividends declared per common share	$0.27	$0.26

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In Thousands, Except for Share Data)

	Sept. 29, 2012	June 30, 2012	Oct. 1, 2011
ASSETS
Current assets
Cash and cash equivalents	$548,415	$688,867	$284,101
Accounts and notes receivable, less allowances of $55,153, $42,919, and $53,796	3,193,389	2,966,624	3,061,145
Inventories	2,370,864	2,178,830	2,137,451
Deferred income taxes	134,586	134,503	135,962
Prepaid expenses and other current assets	86,396	80,713	77,575
Prepaid income taxes	—	35,271	—

Total current assets	6,333,650	6,084,808	5,696,234
Plant and equipment at cost, less depreciation	3,950,668	3,883,750	3,615,361
Other assets
Goodwill	1,726,350	1,665,611	1,621,257
Intangibles, less amortization	125,520	113,571	108,610
Restricted cash	145,233	127,228	123,773
Other assets	206,412	220,004	281,628

Total other assets	2,203,515	2,126,414	2,135,268

Total assets	$12,487,833	$12,094,972	$11,446,863

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$—	$—	$5,350
Accounts payable	2,343,903	2,209,469	2,164,695
Accrued expenses	845,695	909,144	817,703
Accrued income taxes	159,014	50,316	384,613
Current maturities of long-term debt	254,262	254,650	206,329

Total current liabilities	3,602,874	3,423,579	3,578,690
Other liabilities
Long-term debt	2,764,853	2,763,688	2,384,986
Deferred income taxes	111,649	115,166	212,583
Other long-term liabilities	1,114,276	1,107,499	616,349

Total other liabilities	3,990,778	3,986,353	3,213,918
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid-in capital	939,249	939,179	891,645
Retained earnings	8,302,859	8,175,230	7,831,330
Accumulated other comprehensive loss	(613,975)	(662,866)	(352,107)
Treasury stock at cost, 177,931,615, 179,228,383, and 177,669,492 shares	(4,499,127)	(4,531,678)	(4,481,788)

Total shareholders’ equity	4,894,181	4,685,040	4,654,255

Total liabilities and shareholders’ equity	$12,487,833	$12,094,972	$11,446,863

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Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sept. 29, 2012	Oct. 1, 2011
Cash flows from operating activities:
Net earnings	$286,598	$302,653
Adjustments to reconcile net earnings to cash provided by operating activities:
Share-based compensation expense	10,725	9,842
Depreciation and amortization	120,664	99,641
Deferred income taxes	(28,638)	(290,671)
Provision for losses on receivables	6,782	7,075
Other non-cash items	241	226
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(206,440)	(195,451)
(Increase) in inventories	(176,608)	(82,322)
(Increase) in prepaid expenses and other current assets	(6,192)	(6,347)
Increase (decrease) in accounts payable	113,695	(784)
(Decrease) in accrued expenses	(72,638)	(40,867)
Increase in accrued income taxes	142,649	444,905
Decrease (increase) in other assets	5,183	(3,448)
Increase in other long-term liabilities	17,188	10,895
Excess tax benefits from share-based compensation arrangements	(8)	(4)

Net cash provided by operating activities	213,201	255,343

Cash flows from investing activities:
Additions to plant and equipment	(155,673)	(226,547)
Proceeds from sales of plant and equipment	1,393	2,092
Acquisition of businesses, net of cash acquired	(60,161)	(36,118)
(Increase) in restricted cash	(18,005)	(13,257)

Net cash used for investing activities	(232,446)	(273,830)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	—	(68,625)
Other debt borrowings	1,106	984
Other debt repayments	(1,423)	(2,165)
Proceeds from common stock reissued from treasury for share-based compensation awards	36,221	31,216
Treasury stock purchases	(2,139)	(133,370)
Dividends paid	(158,242)	(153,790)
Excess tax benefits from share-based compensation arrangements	8	4

Net cash used for financing activities	(124,469)	(325,746)

Effect of exchange rates on cash	3,262	(11,431)

Net (decrease) in cash and cash equivalents	(140,452)	(355,664)
Cash and cash equivalents at beginning of period	688,867	639,765

Cash and cash equivalents at end of period	$548,415	$284,101

Supplemental disclosures of cash flow information:

Cash paid during the period for:
Interest	$54,107	$52,765
Income taxes	55,939	21,913

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Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended
	Sept. 29, 2012	Oct. 1, 2011
Sales:
Broadline	$9,057,664	$8,658,521
SYGMA	1,420,755	1,384,469
Other	660,601	588,561
Intersegment	(52,104)	(45,161)

Total	$11,086,916	$10,586,390

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended
	Sept. 29, 2012	Oct. 1, 2011
Sysco Brand Sales as a % of MA-Served Sales	46.91%	45.92%
Sysco Brand Sales as a % of Broadline Sales	36.25%	35.96%
MA-Served Sales as a % of Broadline Sales	44.57%	44.84%

Data excludes U.S. Meat operations

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from the withdrawal from multiemployer pension plans, severance charges and charges from facility closures. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst's financial models and our investors' expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project.

	13-Week Period Ended Sept. 29, 2012	13-Week Period Ended Oct. 1, 2011	13-Week Period Change in Dollars	13-Week Period % Change
Operating expenses (GAAP)	$1,524,762	$1,438,260	$86,502	6.0%
Impact of MEPP charge	—	(4,500)	4,500	NM
Impact of severance charges	(6,077)	(1,029)	(5,048)	NM
Impact of charges from facility closures	(388)	—	(388)	NM

Adjusted operating expenses for certain items (Non-GAAP)	$1,518,297	$1,432,731	$85,566	6.0%
Impact of Business Transformation Project costs	(77,682)	(37,005)	(40,677)	109.9

Adjusted operating expenses—underlying business (Non-GAAP)	$1,440,615	$1,395,726	$44,889	3.2%

Operating Income (GAAP)	$478,782	$509,340	$(30,558)	-6.0%
Impact of MEPP charge	—	4,500	(4,500)	NM
Impact of severance charges	6,077	1,029	5,048	NM
Impact of charges from facility closures	388	—	388	NM

Adjusted operating income for certain items (Non-GAAP)	$485,247	$514,869	$(29,622)	-5.8%
Impact of Business Transformation Project costs	77,682	37,005	40,677	109.9

Adjusted operating income—underlying business (Non-GAAP)	$562,929	$551,874	$11,055	2.0%

Net earnings (GAAP)	$286,598	$302,653	$(16,055)	-5.3%
Impact of MEPP charge (net of tax) (1)	—	2,840	(2,840)	NM
Impact of severance charges (net of tax) (1)	3,867	649	3,218	NM
Impact of charges from facility closures (net of tax) (1)	247	—	247

Adjusted net earnings for certain items (Non-GAAP)	$290,712	$306,142	$(15,430)	-5.0%
Impact of Business Transformation Project costs (net of tax) (1)	49,429	23,350	26,079	111.7

Adjusted net earnings—underlying business (Non-GAAP)	$340,141	$329,492	$10,649	3.2%

Diluted earnings per share (GAAP)	$0.49	$0.51	$(0.02)	-3.9%
Impact of MEPP charge	—	0.01	(0.01)	NM
Impact of severance charges	0.01	—	0.01	NM
Impact of charges from facility closures	—	—	—	NM

Adjusted diluted EPS for certain items (Non-GAAP) (2)	$0.49	$0.52	$(0.03)	-3.8%
Impact of Business Transformation Project costs	0.08	0.04	0.04	100.0

Adjusted diluted EPS—underlying business (Non-GAAP) (2)	$0.58	$0.56	$0.02	3.6%
Diluted shares outstanding	589,838,819	593,449,101

(1)

Tax impact of adjustments for MEPP charge, severance charges, charges from facility closures and Business Transformation expenses was $30,604 and $15,695 for the 13-week periods ended September 29, 2012 and October 1, 2011, respectively.

(2)

Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings—underlying business, both divided by diluted shares outstanding.

NM	represents that the percentage change is not meaningful

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Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be neccessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	13-Week Period Ended Sept. 29, 2012	13-Week Period Ended Oct. 1, 2011	13-Week Period Change in Dollars	13-Week Period % Change
Net cash provided by operating activities (GAAP)	$213,201	$255,343	$(42,142)	-16.5%
Additions to plant and equipment	(155,673)	(226,547)	70,874	-31.3

Free Cash Flow (Non-GAAP)	$57,528	$28,796	$28,732	99.8%